AMENDED AND RESTATED ASSIGNMENT AGREEMENT

This amended and restated assignment agreement (the "Assignment Agreement") is entered into as of 18 September 2006, among:

(i) NAVIGATOR ASSET MANAGEMENT LIMITED, a company incorporated in Nevis, B.W.I. located at Meridian Trust, Hunkins Waterfront Plaza, Main Street, Memorial Square, Charlestown, Nevis, British West Indies, and whose executive offices are located c/o Trident Trust at I I Bath Street, St. Helier, Jersey JE4 8UT, Channel Islands (the "Assignor"),

(ii) ABSOLUTE OCTANE FUND advised by Absolute Capital Management (Spain) S.L., located at Edificio Reina Constanza, Porto Pi 8 Planta 10 A, 07015 Palma de Mallorca., and Absolute Octane Fund ("AOF"), a company incorporated in the Cayman Islands, located at 215 North Church Street, PO Box 10630 APO, Grand Cayman, 10630, Cayman Islands (the "First Assignee"),

(iii) AUSTRALIAN IT INVESTMENTS LIMITED, a company incorporated in Nevis, B.W.I. located at Meridian Trust, Hunkins Waterfront Plaza, Main Street, Memorial Square, Charlestown, Nevis, British West Indies, and whose executive offices are located c/o Trident Trust at 11 Bath Street, St. Helier, Jersey JE4 8UT, Channel Islands (the "Second Assignee") and

(iv) PSIVIDA LIMITED, a company incorporated in Australia located at Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000, Australia (the "Company").

WHEREAS, the Assignor and the Company entered into an amended and restated consulting agreement dated 18 September 2006 (the "Consulting Agreement") attached hereto as Exhibit A, whereby the Assignor provides certain consulting services to the Company for total compensation, as follows: (a) an aggregate consulting fee of USD 750,000 (the "Cash Consulting Fee") and (b) warrants to purchase 500,000 of the Company's American Depository Shares at an exercise price of USD 2.00 for a term of five years (the "Warrants").

WHEREAS, the Assignor and the Company will enter into a securities purchase agreement (the "Securities Purchase Agreement") in the form attached hereto as Exhibit B at such time as the Company's shareholders approve ("Shareholder Approval") the transactions contemplated by the term sheet dated July 27, 2006,

WHEREAS, the Company and certain investors will enter into a registration rights agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit C at the time of Shareholder Approval,

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Assignor, the First Assignee and the Second Assignee agree as follows:

1.
The Assignor assigns and transfers the Cash Consulting Fee to the First Assignee and the Second Assignee, and the First Assignee and the Second Assignee accept the assignment and transfer of the Cash Consulting Fee from the Assignor as per the following ratio: (1.1) 27.27% of the Cash Consulting Fee, in the amount of USD 204,525, to be assigned by the Assignor to the First Assignee and (1.2) 72.73% of the Cash Consulting Fee, in the amount of USD 545,475, to be assigned by the Assignor to the Second Assignee.

2.
The Assignor assigns and transfers the Warrants to the First Assignee and the Second Assignee, and the First Assignee and the Second Assignee accept the assignment and transfer of the Warrants from the Assignor as per the following ratio: (1.1) 27.27% of the Warrants equal to 136,350 Warrants, to be assigned by the Assignor to the First Assignee and (1.2) 72.73% of the Warrants equal to 363,650 Warrants, to be assigned by the Assignor to the Second Assignee.

3.
The Assignor assigns and transfers its right to enter into the Securities Purchase Agreement to the First Assignee and the Second Assignee, and the First Assignee and the Second Assignee accept the assignment and transfer of the Assignor's right to enter into the Securities Purchase Agreement from the Assignor, and the Company consents to such assignment.

4.
Pursuant to the Consulting Agreement, the Company has agreed to include, in the term "Registrable Securities" under the Registration Rights Agreement, the shares issuable to the First Assignee and the Second Assignee upon exercise of the Warrants assigned to them hereunder.

5.
This Assignment Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the High Court of Justice, Queen's Bench Division, Royal Courts of Justice, Strand, London WC2A 2LL, England.

Agreed and Assigned ASSIGNOR: Navigator Asset Management Limited	FIRST ASSIGNEE: Absolute Octane Fund

By: /s/ Gary Williams Name: Gary Williams Its: Authorized Signatory	By: /s/ illegible Name: Its: Authorized Signatory

Agreed and Accepted: SECOND ASSIGNEE: Australian IT Investments Limited	Agreed and Accepted: COMPANY: pSivida Limited

By: /s/ Gary Williams Name: Gary Williams Its: Authorized Signatory Agreed and Accepted:	By: /s/ Michael J. Soja Name: Michael J. Soja Its: Authorized Signatory